Exhibit 10.13

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AND RESTRICTIVE COVENANT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AND RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is made and entered into as of January 3, 2023 (the “Effective Date”) by and between TIG Advisors, LLC (the “Company”), Alvarium Tiedemann Holdings, Inc. (“Parent”) and Michael Tiedemann (“Executive”). This Agreement amends and restates in its entirety the Executive Employment and Restrictive Covenant Agreement between Cartesian Growth Corporation (“Cartesian”) (which has been renamed Alvarium Tiedemann Holdings, Inc.) and the Executive entered into as of September 19, 2021.

WITNESSETH:

WHEREAS, Cartesian, Rook MS LLC, Alvarium Tiedemann Capital, LLC, Tiedemann Wealth Management Holdings, LLC, TIG Trinity GP, LLC, TIG Trinity Management, LLC and Alvarium Investments Limited entered into that certain Amended and Restated Business Combination Agreement, dated as of October 25, 2022 (as amended, the “BCA,” and the transactions contemplated by the BCA, the “Transactions”);

WHEREAS, as a condition to the consummation of the Transactions, Executive is required to enter into this Agreement and Exhibit A attached hereto and incorporated herein;

WHEREAS, the Company desires to secure the services of Executive for the benefit of the Company Entities (as defined in Section 15 herein), from and after the Effective Date hereof, by entering into this Agreement;

WHEREAS, Executive desires to provide such services, subject to the terms and conditions set forth in this Agreement; and

WHEREAS, the consummation of the Transactions shall be a condition precedent to the effectiveness of this Agreement and the commencement of Executive’s employment with the Company hereunder.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements contained herein, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. Services and Duties. From and after the Effective Date, Executive shall serve in the capacity of Chief Executive Officer of the Company, Parent and any of the other Company Entities designated by the Company. Executive shall be a full-time employee and officer of the Company and perform such duties as are reasonably required by the Company from time to time and normally associated with Executive’s positions, together with such additional duties, commensurate with Executive’s senior positions with the Company Entities, as may be assigned to Executive from time to time by the Board. Executive shall devote his full business time, attention and efforts to the performance of his duties under this Agreement, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company Entities. Executive shall not engage in any other business or occupation during the Employment Term, including, without limitation, any activity that (i) conflicts with the interests of the Company Entities, (ii) interferes with the proper and efficient performance of his duties for the Company Entities, or (iii) interferes with the exercise of his judgment in the Company Entities’ best interests. In addition, the Company acknowledges that it has provided Executive with, and Executive acknowledges and agrees that Executive has reviewed, understands and shall adhere to and abide by, any and all policies and procedures (including without limitation any Employee Handbook, Compliance Manual or Code of Ethics) of the Company Entities, and all relevant federal, state, local and self-regulatory laws, rules and regulations, as may be in effect from time to time, which are applicable to Executive in connection with Executive’s employment by the Company. Notwithstanding the foregoing, nothing herein shall limit or otherwise restrict Executive’s participation in Permitted Activities (as defined in, and subject to, Section 8 of Exhibit A) as set forth on Appendix 1 attached hereto.

2. Term of Employment. Executive’s employment hereunder shall be effective as of the Effective Date and shall continue until the fifth (5th) anniversary of the Effective Date (the “Initial Term”), unless terminated earlier pursuant to Section 5; provided that, on the fifth (5th) anniversary of the Effective Date and each annual anniversary thereafter (that date and each annual anniversary thereof, a “Renewal Date”), the Agreement shall be automatically extended, upon the same terms and conditions, for successive periods of one (1) year, unless either party provides written notice of his or its intention not to extend the term of the Agreement at least ninety (90) days’ prior to the applicable Renewal Date. The period during which the Executive is employed by the Company under this Agreement shall hereinafter be referred to as the “Employment Term.”

3. Compensation.

(a) Base Compensation. In consideration of Executive’s duties under this Agreement, during Executive’s employment, Executive will be paid a base salary at the rate of $600,000 per annum (the “Base Compensation”), payable in accordance with the Company’s regular payroll procedures, but not less frequently than semi-monthly.

(b) Bonus. With respect to each fiscal year during the Employment Term, Executive shall be eligible to receive a bonus (the “Bonus”) under the Company’s or Parent’s annual incentive compensation plan, program and/or arrangements applicable to senior-level executives as established and modified from time to time by the Compensation Committee of the Board, provided, however, that in no event shall the target Bonus in any fiscal year (including any partial year in which this Agreement is executed) be less than the 50th percentile of annual bonuses, determined based on the Benchmarking Methodology. The “Benchmarking Methodology” means the results of a benchmarking study of executives of similar title and role to Executive at comparable public companies, based on a peer group of executives and companies to be agreed upon in advance in writing by the Parent and Executive, with such benchmarking study prepared by the an independent consulting firm that is selected by the Compensation Committee of the Board after consultation with the Executive and engaged at the Company’s expense. Any Bonus earned for any fiscal year of the Company shall be paid in the immediately following fiscal year of the Company, at such time when bonuses are generally paid to eligible employees of Company Entities, which, as of the Effective Date, is intended to be in February of such year or as soon as practicable thereafter.

(c) Annual Reviews. The Base Compensation will be subject to annual review for increase, but not decrease, by the Board; provided, however, that such review may be delegated to the Compensation Committee of the Board.

(d) Equity Incentive Plan. During the Employment Term, Executive shall be entitled to an equity grant with respect to each fiscal year (including any partial year in which this Agreement becomes effective) (each, an “Equity Award”) under the Company’s or Parent’s equity and/or equity-based compensation plan(s) adopted and maintained by the Company or Parent from time to time (if any) for the benefit of select employees of the Company Entities (the “Executive Incentive Plan”). Any Equity Awards granted to Executive under the Executive Incentive Plan, and the terms and conditions thereof, shall be determined by the Compensation Committee of the Board, provided, however, that in no event shall the terms and conditions thereof be any less favorable to Executive than any other senior executive participating in an Executive Incentive Plan, and further provided that the value and vesting term for each Equity Award shall not be less than the 50th percentile of incentive equity grants, determined based on the Benchmarking Methodology.

4. Employee Benefits.

(a) Benefit Plans. During the Employment Term, Executive will be eligible to participate in any employee benefit plans offered to employees generally, as well as any employee benefit plans offered to employees at the executive level, subject to and in accordance with the terms and conditions of the applicable plan documents (including any eligibility requirements and limitations contained in such plans) as may be in effect from time to time and all applicable laws. Nothing in this Section 4, however, shall require the Company or Parent to maintain any employee benefit plan or provide any type or level of benefits to its employees, including Executive, and the Company or Parent may modify or terminate any employee benefit plan at any time.

(b) Paid Time Off. During the Employment Term, Executive will be entitled to paid time off (“PTO”) each year, to be used in accordance with the applicable Company or Parent policies as in effect from time to time.

(c) Reimbursement of Expenses. During the Employment Term, the Company shall reimburse Executive for any expenses reasonably incurred by Executive in furtherance of Executive’s duties hereunder, in accordance with the Company or Parent policies applicable to senior executives as in effect from time to time.

(d) Perquisites. Executive shall be entitled to perquisites no less than those offered by the Company or Parent to other senior executives, as well as such other perquisites as are set forth in the attached Appendix 2 attached hereto.

5. Termination. Subject to the terms of this Section 5, Executive’s employment and the Employment Term shall terminate upon the earliest to occur of the following (the applicable date of Executive’s termination of employment, the “Termination Date”): (a) the date of Executive’s death; (b) a termination of Executive’s employment by the Company due to Executive’s Disability, effective on the date on which a written notice to such effect is delivered to Executive; (c) Executive’s resignation without Good Reason subject to the Notice Period in

Section 3 of Exhibit A; (d) a termination of Executive’s employment by the Company for Cause, effective on the date on which a written notice to such effect is delivered to Executive or at the conclusion of any applicable cure period; (e) a termination of Executive’s employment by the Company without Cause (subject to the last two sentences of this Section), effective on the sixtieth (60th) day after written notice to such effect is delivered to Executive; (f) the resignation of Executive for Good Reason by written notice, effective following the thirty (30) day cure period; or (g) the conclusion of the Employment Term in the event of non-renewal. Notwithstanding the foregoing, prior to the third (3rd) anniversary of the Effective Date, the Company shall not be entitled to terminate Executive’s employment without Cause unless the determination to do so is made by a unanimous vote of the Board (after Executive has been given the opportunity to make a presentation to the Board in opposition to such determination, if he so desires), excluding Executive and any members who affirmatively indicate, in writing, that they are abstaining or recusing themselves from voting and provided that following any such abstentions or recusals, a quorum exists as under the applicable corporate documents (such determination, an “Early TWOC”). None of the Company, Executive, or any Board member shall take any undue action (including but not limited to the use of financial incentives or disincentives) to encourage or induce any Board member to vote, abstain, or recuse themselves from voting on an Early TWOC.

6. Consequences of Termination.

(a) Payments and Benefits Due Upon Termination. In the event that Executive’s employment ends for any reason, Executive or Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due under Section 6(a)(i) through Section 6(a)(iv) hereof to be paid within sixty (60) days following the Termination Date, or such earlier date as may be required by applicable law): (i) any earned but unpaid Base Compensation through the Termination Date; (ii) reimbursement for any unreimbursed business expenses incurred through the Termination Date; (iii) any accrued but unused PTO in accordance with Company policy; and (iv) any other accrued and vested payments (measured as of the Termination Date), benefits or fringe benefits to which Executive may be entitled under the terms of any applicable compensation arrangement, benefit or fringe benefit plan or program, including, without limitation, any earned yet unpaid bonuses or other incentive compensation relating to completed fiscal years prior to the Termination Date (collectively, the “Accrued Amounts”).

(b) Continued Compensation Upon Termination Without Cause or With Good Reason. In the event of the termination of Executive’s employment by the Company without Cause or by Executive with Good Reason, in addition to the Accrued Amounts, Executive shall be entitled to the following continued compensation (the “Continued Compensation”): (i) continuation of Executive’s then Base Compensation for the longer period of (A) the remaining duration of the Initial Term as of the Termination Date or (B) twelve (12) months (such longer period, the “Severance Period”), payable as and when those amounts would have been payable had the Employment Term not ended; (ii) for each fiscal year (including any partial fiscal years) during the Severance Period, an amount equal to the Bonus payable for the fiscal year ending immediately prior to the Termination Date, payable in monthly installments over the Severance Period; (iii) immediate vesting of all Equity Awards previously granted to Executive; and (iv) continuation of the health benefits provided to Executive and his covered dependents, pursuant to COBRA and any applicable state or local equivalents, under the Company health plan as in effect from time to time after the Termination Date, at the Company’s sole cost, for a period of eighteen (18) months, unless Executive commences employment with any person or entity and, thus, is eligible for health insurance benefits in which case the Company’s obligations to pay for COBRA continuation premiums shall cease; provided, however, that as a condition of continuation of such benefits, the Company may require Executive and his dependents to elect to continue their health insurance pursuant to COBRA.

(c) Continued Compensation For Death or Disability. If Executive’s employment terminates as a result of Executive’s death or Disability, in addition to the Accrued Amounts, Executive shall be entitled to a (i) continuation of Executive’s then Base Compensation for twelve (12) months, payable as and when those amounts would have been payable had the Employment Term not ended; (ii) an amount equal to the Bonus payable for the fiscal year ending immediately prior to the Termination Date, payable in monthly installments over twelve (12) months; and (iii) continuation of the health benefits provided to Executive and his covered dependents, pursuant to COBRA and any applicable state or local equivalents, under the Company health plan as in effect from time to time after the Termination Date, at the Company’s sole cost, for a period of twelve (12) months.

(d) Full and Complete Satisfaction. Executive acknowledges and agrees the amounts payable to Executive pursuant to Section 6(a)-(c) hereof following Executive’s termination of employment and the Employment Term shall be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims that Executive may have in respect of Executive’s employment with the Company Entities, and Executive acknowledges that such amounts are fair and reasonable and are Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of Executive’s employment hereunder or any breach of this Agreement. For the avoidance of doubt, termination of Executive’s employment under this Agreement shall not have any consequences upon the equity or other interests in the Company Entities held by Executive or his Affiliates or family members, and such consequences, if any, shall only be as expressly set forth in any other agreements with Executive specifically governing such equity or other interests.

(e) Termination by Non-Renewal. In the event Executive’s employment terminates as a result of a non-renewal under Section 2 hereof, Executive shall only be entitled to payment of the Accrued Amounts. Additionally, the Parties hereby agree that in the event that Executive’s employment terminates as a result of non-renewal by either Party, Executive’s post-employment non-competition and non-solicitation obligations as set forth in Sections 1 and 2 of Exhibit A hereto shall be immediately null and void and without force and effect, and the Company shall have no right or entitlement to enforcement of such post-employment restrictions.

7. Release; Continued Compliance. The Continued Compensation will only be payable if Executive complies with all terms and conditions of this Agreement (including Exhibit A hereto) and (a) Executive (or his estate) executes and delivers to the Company a customary general release of claims in substantially the form attached hereto as Exhibit C within forty-five (45) days or twenty-one (21) days (as may be applicable under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act) following the Termination Date, and (b) thereafter does not revoke Executive’s consent to such Release within the time period prescribed therein; provided, however, that in no event shall the timing of execution (and non-revocation) of the Release, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is subject to execution (and non-revocation) of the Release could be made in more than one taxable year, payment shall be made in the later taxable year. As a further condition to the receipt of the Continued Compensation, upon any termination of employment, unless otherwise requested by the Company’s Executive Committee, Executive shall immediately resign from any officer, board (other than the Board), consultant, trustee or similar positions Executive holds with the Company or any of the Company Entities and, if Executive’s employment is terminated for Cause or pursuant to an Early TWOC, Executive shall resign from the Board.

8. Restrictive Covenants. The parties agree that the restrictive covenants set forth in Exhibit A hereto (the “Restrictive Covenants”) are incorporated herein by reference and shall be deemed to be fully contained herein. Executive understands, acknowledges and agrees that the Restrictive Covenants apply during (a) Executive’s employment with the Company and (b) the specified periods following the Termination Date.

9. Assignment. This Agreement, and all of the terms and conditions hereof, shall bind the Company, Parent and their respective successors and assigns and Executive and Executive’s heirs, valid assigns, executors and administrators. No transfer or assignment of this Agreement shall release the Company or Parent from any obligation to Executive hereunder. The Company and Parent may assign their rights and obligations hereunder, in whole or in part, to any of the Company Entities, or to any other successor or assign in connection with the sale of all or substantially all of the Company’s or Parent’s assets or equity or in connection with any merger, acquisition and/or reorganization, provided the assignee assumes the obligations of the Company and Parent hereunder.

10. Tax Withholding. The Company shall be entitled to withhold such federal, state and local taxes and make other deductions as may be required pursuant to any applicable law or regulation or which Executive directs the Company to take.

11. Section 409A. To the extent applicable, the intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”); and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(a) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive and (ii) the date of Executive’s death, solely to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 11(a) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(b) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expense or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive; (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (iii) no such, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(c) For purposes of Code Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

12. Section 4999. If any payments, rights or benefits (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement of Executive with the Company or any person affiliated with the Company) (the “Payments”) received or to be received by Executive will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), then the Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by Executive shall exceed the net after-tax benefit that would be received by Executive if no such reduction was made. The process for calculating the Excise Tax, and other procedures relating to this Section 12, are set forth in Exhibit B attached hereto. For purposes of making the determinations and calculations required herein, the Accounting Firm (as defined in Exhibit B) may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The parties agree that the provisions set forth in Exhibit B hereto are incorporated herein by reference and shall be deemed to be fully contained herein.

13. Indemnification. Executive shall be entitled to indemnification pursuant to the governing documents of the Company and Parent, including any Certificate of Formation, Articles or Certificate of Incorporation or other policy or practice, and any plans, policies, agreements or other documents that provide for indemnification rights to senior executives and/or other employees of the Company, Parent and/or the Company Entities. The Company or Parent shall also maintain a Directors and Officers insurance policy during the Employment Term which names Executive as an insured person and includes tail coverage in accordance with industry practices.

14. General.

(a) Notices. Any notices provided hereunder must be in writing and shall be deemed effective (i) on the day of personal delivery; (ii) the following business day if such day of delivery is not a business day or if delivery is by recognized overnight courier; or (iii) with respect to e-mail, on the day of confirmation of receipt of such e-mail, in each case, to the recipient at the address indicated below, or to such other address or to the attention of such other person as the recipient party may have specified by prior written notice to the sending party:

To the Company or Parent:

Alvarium Tiedemann Holdings, Inc.

520 Madison Avenue, 21st Floor

New York, NY 10022

Attention: Kevin Moran

Email: kmoran@tiedemannadvisors.com

To Executive:

At the location set forth in the Company’s records.

(b) Reasonableness of Restrictions; Severability; Reformation. The Company and Executive expressly agree that the restrictions contained in this Agreement (including Exhibit A) (i) are reasonable and lawful, (ii) will not unnecessarily or unreasonably restrict Executive’s professional business opportunities should Executive cease to be an employee of the Company or any of the Company Entities and (iii) are no broader than necessary to protect the goodwill, confidential information, proprietary information, trade secrets and other legitimate business interests of the Company or any of the Company Entities. However, if any provision of this Agreement shall be held or deemed to be invalid, illegal or unenforceable in any jurisdiction for any reason, the invalidity of that provision shall not have the effect of rendering the provision in question unenforceable in any other jurisdiction or in any other case or of rendering any other provisions herein unenforceable, but the invalid provision shall be substituted with a valid provision that most closely approximates the intent and the economic effect of the invalid provision and that would be enforceable to the maximum extent permitted in such jurisdiction or in such case. If it is determined by a court of competent jurisdiction in any state that any restriction in this Agreement (including Exhibit A) is excessive in duration or scope or is unreasonable or unenforceable under applicable law, the parties agree to modify such restriction so as to render it enforceable to the maximum extent permitted by the laws of that state.

(c) Defend Trade Secrets Act Notice. The Employee is hereby notified in accordance with the Defend Trade Secrets Act that the Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement (including this Exhibit A) is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

(d) Whistleblower Protection. Notwithstanding anything to the contrary, no provision of this Agreement (including Exhibit A) will be interpreted so as to impede Executive (or any other individual) from exercising Executive’s “Whistleblower Rights” which shall include: (i) making any disclosure of relevant and necessary information or documents in any action, investigation or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating or testifying in any action, investigation or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General; (iii) accepting any U.S. Securities and Exchange Commission Awards; or (iv) making other disclosures under the whistleblower provisions of federal law or regulation. In addition, nothing in this Agreement or any other agreement or Company policy prohibits or restricts Executive from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Executive does not need the prior authorization of the Company to make any such reports or disclosures, and Executive will not be required to notify the Company that such reports or disclosures have been made.

(e) Entire Agreement. This Agreement (including Exhibit A and Exhibit B) constitutes the final, complete and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements or representations by or between the parties, written or oral. This includes any agreements or understandings with the Company or any of Company Entities, which Executive agrees and acknowledges are hereby terminated and have no further force or effect.

(f) Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement. A faxed, .pdf-ed or electronic signature shall operate the same as an original signature and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

(g) Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by each party hereto. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement.

(h) Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein (including, without limitation, the Restrictive Covenants provided in Section 8 hereof and all of Exhibit A hereto) shall survive the Termination Date.

(i) Waiver. The waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it or he may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(j) Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

(k) Arbitration; Exclusive Jurisdiction; Waiver of Jury Trial. If any dispute should arise concerning this Agreement, the interpretation of the terms of this Agreement or otherwise relating in any way to the terms and conditions of Executive’s employment or its termination, including any claim of statutory discrimination, the parties agree to submit the dispute to arbitration, except with respect to claims that are required to be brought before an administrative agency as provided by law. Such arbitration will be in New York, New York before three (3) neutral arbitrators at JAMS (selected from a list provided by JAMS) pursuant to its Employment Arbitration Rules & Procedures. For injunctive relief, it is agreed that any court of competent jurisdiction may also entertain an application by either party. Any award of the arbitrator shall be final and binding, subject only to such right of review that may lie under applicable state or federal law. In the event of any court proceeding to challenge or enforce an arbitrator’s award, the parties hereby consent to the exclusive jurisdiction of any federal or state court located in New York, New York and agree that such courts are not an inconvenient forum. The parties hereby agree that the existence of any such arbitration as well as any decision, award or settlement and the terms thereof shall be confidential and shall not be disclosed to any third party except as required by law, to Company employees with a genuine need to know such information, to Executive’s immediate family and to Executive’s tax, accounting and legal advisors, provided that Executive secures the agreement of such individuals to keep such information confidential. To the extent any award is subject to confirmation or vacatur proceeding, the parties agree to seek permission to file it under seal. The parties hereby agree that this arbitration clause shall be governed by and construed under the Federal Arbitration Act. EXECUTIVE, THE COMPANY AND PARENT HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT, POWER OR REMEDY UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT.

(l) Governing Law; Equitable Remedies. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF).

(m) Third Party Beneficiaries. Except as expressly provided herein, nothing in this Agreement shall confer any rights or remedies upon any person, other than the parties hereto and any and all of Executive’s heirs, successors, valid assigns, executors and administrators.

(n) Legal Advice. Executive acknowledges that Executive has had the opportunity to consult with legal counsel of Executive’s choosing, at Executive’s own expense, in connection with Executive’s decision to enter this Agreement.

15. Definitions. For purposes of this Agreement:

(a) “Affiliate” means an affiliate of the Company or Parent (or other referenced entity, as the case may be) as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

(b) “Board” means the board of directors of Parent.

(c) “Cause” means:

(i)	a conviction of the Executive to a felony or other crime involving moral turpitude; or

(ii)	gross negligence or willful misconduct by the Executive resulting in material economic harm to the Company and/or the Company Entities, taken as a whole; or

(iii)

a willful and continued failure by the Executive to carry out the reasonable and lawful directions of the Board issued in accordance with the Company’s or Parent’s Certificate of Formation, Certificate of Incorporation or other governing documents; or

(iv)

Executive engaging in (A) fraud, (B) embezzlement, (C) theft or (D) knowing and material dishonesty resulting in material economic harm to the Company or any of the Company Entities. For the avoidance of doubt, subpart (C) of the preceding sentence is not intended to include any de minimis, incidental conduct by Executive (e.g., taking office supplies home, etc.) or inadvertent actions such as accidental personal use of a Company credit card or accidental errors in mileage reimbursement or other accidental or inadvertent actions that are not materially injurious to the Company or any of the Company Entities, or

(v)	a willful or material violation by the Executive of a material policy or procedure of the Company or any of the Company Entities; or

(vi)	a willful material breach by the Executive of this Agreement;

Notwithstanding the foregoing, in respect of subsections (iii), (v) and (vi) above, “Cause” shall not exist unless the Company has first provided written notice to Executive of the initial occurrence of one or more of the conditions under subsections (iii), (v), or (vi) above within thirty (30) business days after the first date on which the Company has actual knowledge of such condition’s occurrence, such condition is not remedied by the Executive within thirty (30) business days after the Executive’s receipt of timely written notice from the Company, and the Executive’s Termination Date as a result of such event occurs within ninety (90) days after the first date on which the Company has actual knowledge of such event and such event has not been timely cured within the thirty (30) days period set out above.

(d) “Company Entities” means the Company, Parent and their respective Subsidiaries and Affiliates.

(e) “Disability” means any physical or mental incapacity which prevents Executive from carrying out all or substantially all of Executive’s duties under this Agreement for any period of one hundred eighty (180) consecutive days or any aggregate period of nine (9) months in any twelve (12) month period.

(f) “Good Reason” shall mean the occurrence of any of the following events without Executive’s consent:

(i)	a material reduction in Executive’s Base Compensation;

(ii)	a material diminution in Executive’s duties, authority or responsibilities, or a change in Executive’s title or reporting line;

(iii)	a relocation of more than thirty (30) miles from Executive’s primary place of employment in New York, New York; or

(iv)	the material breach of this Agreement by the Company or Parent;

provided, however, that “Good Reason” shall not exist unless Executive has first provided written notice to the Company of the initial occurrence of one or more of the conditions under clauses (i) through (iv) above within thirty (30) business days after the first date on which the Executive has actual knowledge of the condition’s occurrence, such condition is not remedied by the Company within thirty (30) business days after the Company’s receipt of timely written notice from the Executive, and the Executive’s Termination Date as a result of such event occurs within ninety (90) days after the first date on which the Executive has actual knowledge of such event and such event has not been timely cured within the thirty (30) days period set out above.

(g) “Subsidiary” means a subsidiary of the Company or Parent (or other referenced entity, as the case may be) as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.

(h) “Territory” means the United States of America, Canada, and any other Country or State in which the Company is doing business during the Employment Term.

Executive acknowledges and agrees that he will be performing services for the Company throughout the Territory.

[Signature page follows]

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREBY, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

TIG ADVISORS, LLC

By:	/s/ Spiros Maliagros
Name:	Spiros Maliagros
Title:	President

ALVARIUM TIEDEMANN HOLDINGS, INC.

By:	/s/ Kevin Moran
Name:	Kevin Moran
Title:	COO

/s/ Michael Tiedemann
MICHAEL TIEDEMANN

Exhibit A

Restrictive Covenants

1. Non-Competition. For 12 months following the Termination Date (provided that in the event that Executive’s employment is terminated (i) without Cause prior to the third anniversary of the Effective Date, the Restricted Period shall end 6 months following the Termination Date or (ii) as a result of non-renewal of the Agreement, there shall be no Restricted Period and the provisions of this Exhibit A shall be limited as provided in Section 6(e) of the Agreement) (“Restricted Period”), Executive shall not, without the prior written consent of the Company, and other than in connection with the Company’s business, directly or indirectly, sponsor, advise, promote, manage, own any interest in, control or render services to any Person who provides, or is preparing to provide, compensated investment advisory services to another Person, in each case, that competes with (a) a business line of the Company Entities as of the Termination Date or (b) a business line that Executive knows has been planned, as of the Termination Date, to be implemented within the 24 month period following the Termination Date (“Restricted Business”) within the Territory. Executive undertakes not to intentionally circumvent or attempt to circumvent his obligations hereunder or otherwise to limit the effect of any provision of this Exhibit A.

2. Non-Solicitation; Non-Interference.

(a) During Executive’s employment and the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly, in any manner or capacity (other than for the sole benefit of the Company Entities), employ, engage, attempt to employ or engage, recruit or otherwise solicit, induce or influence any Person who is an employee of any of the Company Entities (“Company Personnel”) to leave employment with the Company Entities; provided, that nothing contained in this Section 2 shall prohibit Executive, after the Termination Date, from (i) making any solicitation through or hiring as a result of the use of general advertising in newspapers, publications, the internet or other media of general circulation not directed or targeted at Company Personnel, (ii) making any solicitation or hiring of any administrative or executive assistants who were working for Executive immediately prior to the Termination Date or (iii) the taking of any action with respect to any former Company Personnel, if such former Company Personnel has otherwise not been employed or engaged by the Company Entities for at least six (6) months prior to the action and was not (A) induced to terminate his employment with, or service to, the Company Entities or (B) solicited for hire or engagement, in either case of (A) or (B), directly or indirectly by Executive prior to the expiration of such six (6) month period.

(b) During Executive’s employment and the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly, in any manner or capacity (other than for the sole benefit of the Company Entities), solicit (i) the business of any Clients or Prospective Clients of the Company Entities or (ii) the acquisition of any Prospective Portfolio Investments (as defined below), in each case, with which (or with whom) Executive first had contact on behalf of the Company Entities or as to which (or whom) Executive has accessed Confidential Information (as defined below). For purposes of this Section 2(b), (A) “Client” means

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any person, firm, corporation or other organization whatsoever for whom any Company Entity has provided investment advisory services and with respect to whom Executive, individuals reporting to Executive or individuals over whom Executive had direct or indirect responsibility had personal contact or dealings on a Company Entity’s behalf during the one (1) year period immediately preceding Executive’s Termination Date; (B) “Prospective Client” means any person, firm, corporation or other organization whatsoever with whom any Company Entity has had any negotiations or discussions regarding the possible investment in any investment vehicle or account managed or advised by any of the Company Entities (a “Company Fund”) within the three (3) month period immediately preceding Executive’s Termination Date and with respect to whom Executive, individuals reporting to Executive or individuals over whom Executive had direct or indirect responsibility had personal contact or dealings on the Company’s behalf during such three (3) month period; and (D) “Prospective Portfolio Investment” means any prospective portfolio investments of any Company Funds that, to Executive’s knowledge, were in process or under active consideration by any of the Company Entities as of Executive’s Termination Date.

(c) During Executive’s employment and the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly, in any manner or capacity, induce or encourage any investor in a Company Fund to seek to have its capital commitment to such Company Fund reduced, or to terminate or diminish its business relationship with the Company of any of the Company Entities.

3. Notice Period. Executive agrees to provide at least ninety (90) days’ prior written notice in advance of resigning or retiring from the Company (the “Notice Period”), provided that nothing herein shall affect or otherwise alter the timeframe set forth in the Agreement with respect to a resignation for Good Reason. During the Notice Period, Executive will continue to be an employee of the Company and shall remain subject to the terms of this Agreement, and all Company policies and procedures. In no event may Executive perform services of any kind for any other employer during the Notice Period. During the Notice Period, the Company may, in its sole discretion, remove any duties assigned to Executive, assign Executive other duties, require Executive to remain away from the Company’s place of business, or waive some or all of the Notice Period and consider executive’s resignation effective immediately, or on some date prior to the expiration of the Notice Period. During the effective duration of the Notice Period, and provided that Executive continues to act in a manner consistent with Executive’s obligations as an employee of the Company, Executive will continue to be paid at Executive’s then current Base Compensation rate and remain eligible to participate in benefit plans for Company employees in comparable positions, shall continue to be entitled to any incentive compensation and other bonus payments as if Executive had not given notice of Executive’s resignation, and any compensation or other interests subject to vesting shall continue to vest during the Notice Period.

4. Confidentiality.

(a) During the Employment Term and thereafter, Executive shall not disclose, communicate or use any Confidential Information, other than in the course of Executive’s performance of Executive’s duties and responsibilities to the Company Entities (except as provided in Sections 14(c) and 14(d) of the Agreement to which this Exhibit A is attached).

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(b) “Confidential Information” includes, but is not limited to, financial and operational information and data regarding the Company and the Company Entities and any Company Fund; investor or client lists or other contact or personal information for current and former investors or clients and prospective investors or clients, including information relating to any of their representatives or investors; contact or other information relating to investors or clients or prospective investors or clients of the Company or any of the Company Entities; account and portfolio information; proprietary software, models, processes, discoveries, inventions, strategies, know-how, and the like; track record and performance data of the Company or any fund, account or subset of assets in any such fund or account, whether managed individually or collectively (the “Track Record”), in addition to any underlying portfolio information that could support any Track Record such as investment performance data, profit and loss statements, liquidity analyses, risk reports, exposure analyses, position information and details, investment strategies and the like; internal analyses, management information reports and worksheets such as marketing and business plans, profit margin studies and compensation; accounting information, including financial statements of the Company and the Company Entities; personal and financial information pertaining to current and former employees, partners, members, officers or directors of the Company and the Company Entities; and any information provided to the Company under an obligation of confidentiality. For the avoidance of doubt, Executive acknowledges and agrees that the Company is and shall remain the sole and exclusive owner of all rights, title and interest in any Track Record, and that Executive shall take all reasonable actions and cooperate as necessary to protect and preserve the Company’s ownership of and proprietary rights to any Track Record.

(c) Executive agrees to comply with all codes of conduct and compliance manuals of the Company Entities provided to Executive in writing for purposes of handling material, non-public information during the course of Executive’s employment with the Company.

(d) Executive hereby agrees to deliver to the Company promptly following the Termination Date, or at any other time upon request by the Company, all property and equipment of the Company or any of the Company Entities of any kind in Executive’s possession including, but not limited to, computer equipment (hardware and software), documentation of any sort and however stored (including Confidential Information as defined herein), identification cards, credit cards, cellular telephones, iPhone or similar device, magnetic key cards and the like. Executive shall also provide to the Company with all log-in, password, account and other information of any kind for any documents, programs, accounts or other password protected materials of any kind in Executive’s possession or control that relate to the business of the Company.

(e) Except as provided in Sections 14(c) and 14(d) of the Agreement to which this Exhibit A is attached, if Executive receives a subpoena or other legal process that would or may require the disclosure of Confidential Information or any Company Entity’s documents or information, Executive must notify the Company promptly following his receipt of such process.

5. Intellectual Property; Company Work Product.

(a) For purposes of this Exhibit A:

(i)	“Intellectual Property” means all: (A) patents, patent applications and patent disclosures; (B) trademarks, service marks, trade dress,

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trade names, logos, corporate names, Internet domain names and registrations and applications for the registration thereof, together with all of the goodwill associated therewith; (C) copyrights and copyrightable works (including, without limitation, mask works, computer software, source code, object code, data, databases and documentation relating thereto (collectively, “Software”)), and registrations and applications for the registration thereof; (D) trade secrets and other Confidential Information (whether or not patentable), including, without limitation, inventions, discoveries, developments, improvements, know-how, ideas, concepts, products, devices, systems, processes, methods, business methods, techniques, strategies, formulas, compositions, equations, algorithms, rules, protocols, Software, research and development information, data, drawings, specifications, flowcharts, schematics, programmer notes, designs, proposals, plans, financial and marketing plans, track record (i.e., investment performance of accounts) and customer, partner and vendor lists and information; (E) other similar proprietary rights; and (F) copies and tangible embodiments thereof (in whatever form or medium); and

(ii)

“Company Work Product” means Intellectual Property that is conceived, developed, made or reduced to practice by Executive, alone or jointly with others, during the term of Executive’s employment with the Company Entities, and: (A) by using equipment, supplies, facilities or information of any Company Entity (other than use of Executive’s mobile device, tablet or personal computer, and not relating to the current or anticipated business activities of the Company Entities); (B) arises out of Executive’s employment by the Company Entities; or (C) arises out of any of the Company Entities’ current or anticipated business activities.

(b) Executive acknowledges and agrees that the Company shall own all right, title and interest in and to all Company Work Product, including, without limitation, any right to collect for past damages for the infringement or unauthorized use of Company Work Product. To the extent that any Intellectual Property that forms part of the Company Work Product does not automatically, by operation of law, vest in the Company, Executive hereby irrevocably transfers and assigns to the Company (or, to the extent not transferable, waives) all right, title and interest in and to such Intellectual Property for all forms and media, whether or not now existing, throughout the world, including, without limitation, any right to collect for past damages for the infringement or unauthorized use of such Intellectual Property and waives, to the fullest extent permitted by law, all of Executive’s “moral rights” with respect to such Intellectual Property.

(c) Without limiting Executive’s obligations under any other provision of this Exhibit A, Executive hereby agrees to disclose to the Company promptly and fully, maintain adequate and current records of and comply with the Company’s policies regarding record keeping (as such policies may be created and amended from time to time) for any and all material Company Work Product. Such records shall be and shall remain the exclusive property of the Company and shall be made available promptly to the Company at any time upon request of the Company.

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(d) Executive shall not disclose to any Company Entity, use in its business or cause any Company Entity to use any information or material that is confidential to any third party (other than where a right or permission to do so has been secured from the applicable third party), nor shall Executive incorporate into any Company Work Product any Intellectual Property of any third party, unless such incorporation has been authorized in writing by the Company. Executive hereby represents and warrants that he is not party to any agreement currently in effect (other than with respect to surviving confidentiality obligations) that obligates Executive to grant, assign or license to any party (other than the Company Entities) any interest in Intellectual Property conceived, developed, made or reduced to practice by Executive, or which would otherwise inhibit Executive from fulfilling his obligations herein.

(e) During the Employment Term and thereafter, upon the request of any Company Entity, Executive will promptly provide cooperation and assistance to the Company and its successors, assigns or other legal representatives or any other Company Entity, at the Company’s expense (such assistance and cooperation including, without limitation, the execution and delivery of any and all affidavits, declarations, oaths, exhibits, assignments, powers of attorney or other documentation as may be reasonably required): (i) in obtaining and/or perfecting ownership and control over Intellectual Property included in Company Work Product; (ii) in the preparation and prosecution of any applications for, or registration of, any Intellectual Property included within Company Work Product; (iii) in the prosecution or defense of, or other participation in, any court or patent office proceedings, including, without limitation, any interference, opposition, reexamination, reissue, litigation or other proceedings, that may arise in connection with Company Work Product, including, without limitation, producing documents or providing testimony relating to Company Work Product, and assisting the Company to obtain such documents or testimony; and (iv) in obtaining any additional patents or other protection that the Company may deem appropriate and that may be secured under the laws now or hereafter in effect in any country.

(f) Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Executive’s agents and attorneys-in-fact to act for and on Executive’s behalf and instead of Executive, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in Section 5, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations or other rights in connection with such inventions and improvements thereto with the same legal force and effect as if executed by Executive, in each case, exercisable solely where Executive is deceased or incapacitated or otherwise has not fulfilled his obligations hereunder in a reasonably timely manner after written request from the Company.

(g) Executive acknowledges and agrees that the Company currently owns the rights to, uses, and may at its option continue to use, “Tiedemann” as a trade name and/or as trademark or service mark (or portion thereof) (collectively, the “Company Tiedemann Marks”). Executive agrees not to challenge the validity or enforceability of the Company Tiedemann Marks and, until such time as the Company (or, if the Company Tiedemann Marks are

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assigned along with substantially all the assets of the Company’s business, the Company’s successors or assigns) ceases to use the Company Tiedemann Marks, shall not market, promote, distribute, or sell (or authorize others to market, promote, distribute or sell) to any third party, any private wealth or asset management services under the “Tiedemann” name or utilizing trademarks that are the same or similar to the Company Tiedemann Marks. Subject to the foregoing, nothing contained herein shall prohibit, limit or otherwise impair Executive in using the “Tiedemann” name with respect to any activities following Executive’s employment with the Company.

6. Non-Disparagement. Executive agrees that Executive will not at any time, during or after Executive’s employment, disparage, criticize or ridicule the Company or any of the Company Entities to current or former officers, directors or employees of the Company, to any individuals or entities with whom the Company or any of the Company Entities, has or may have a business relationship or to any third party in the financial services community. Further Executive agrees that Executive will not make any negative public comments regarding the Company or any of the Company Entities by way of news interviews, posting comments on, or publishing internet blogs or webpages (whether or not done anonymously), or publishing and/or circulating any other form of media, or the expression of Executive’s personal views, opinions or judgments to the media, internet blogs or webpages, or otherwise (whether or not done anonymously). The Company likewise agrees that it shall not, and it shall direct its senior executives not to, at any time, during or after Executive’s employment, disparage, criticize or ridicule Executive or Executive’s reputation to third-parties, and further the Company agrees that it and they will not make any negative public comments regarding Executive by way of news interviews, press releases, public statements, posting comments on, or publishing internet blogs or webpages (whether or not done anonymously), or publishing and/or circulating same in any other form of media.

Nothing in this Section 6 or elsewhere in this Agreement shall prohibit Executive or the Company from providing truthful and complete information (a) in response to a subpoena, in testifying in any action or proceeding, or in connection with any regulatory inquiry, (b) as required or protected by law rule or regulation, or (c) in pursuing Executive’s Whistleblower Rights, including communicating directly with a Governmental Agency or self-regulatory organization regarding a potential securities law violation without notice to the Company.

7. Cooperation. Executive agrees to cooperate fully both during Executive’s employment and after the termination of Executive’s employment for any reason in all respects with the Company and the Company Entities in connection with any and all existing or future claims, investigations, arbitrations, proceedings, litigations or examinations involving any of the Company Entities which relate to Executive’s service. This shall include, without limitation, making Executive available on reasonable notice for interviews and other communications with in-house and outside counsel acting on behalf of the Company or any Company Entity in connection with any such matter and appearing without a subpoena for a deposition or to give testimony in any hearing, trial or arbitration at the request of the Company. The Company shall reimburse Executive for reasonable travel and related expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection with any requests for cooperation hereunder upon presentation of reasonable documentation. Subject to the foregoing, reimbursement shall be made in accordance with the Company’s generally applicable policies for senior executive expenses.

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8. Permitted Activities. Notwithstanding anything herein to the contrary, this Exhibit A shall not limit or otherwise restrict the following activities, to the extent such activities do not interfere in any material respect with Executive’s role and responsibilities at the Company Entities: (a) the activities of Executive’s family members (to the extent not acting at the direction of or on behalf of Executive in breach of this Exhibit A), (b) Executive owning in a passive capacity up to five percent (5%) of the outstanding equity interests of (i) any publicly traded class of equity or debt securities registered under the Securities Exchange Act of 1934, as amended, or (ii) a third party investment fund that is not controlled by Executive (including by way of any investment consent rights over actions taken by such investment fund), in each case, so long as such ownership does not create any conflict of interest with Executive’s duties hereunder, (c) Executive making any investment, engaging in any activities or otherwise taking any action related to bona fide charitable, non-profit, philanthropic, community, literary and artistic activities (including joining or participating in the activities or serving on the board of any bona fide non-profit organization or trade or industry group or association) or (d) Executive providing investment advice to Executive’s family members or being actively involved in Executive’s Family Office, if applicable (as defined below), so long as such activities are (i) not inconsistent with the restrictions set forth in Section 1 and Section 2 hereof, (ii) such investments are made in accordance with the Company’s compliance and trade reporting policies and (iii) such investments do not include a diversion of an investment opportunity presented to Executive in his capacity as an executive with the Company. For the purposes of this Section 8, “Family Office” means the organization responsible for the day-to-day administration and management of Executive’s and/or one or more of Executive’s family member’s financial and personal affairs (whether exclusively or on a collective basis with the financial and personal affairs of a limited number of friends and family and/or other Company professionals), which may include, but is not limited to, wealth management, making and managing of investments, tax planning, estate planning and philanthropic endeavors, and includes any entity which holds the personal investments of Executive or his family members; provided that Executives does not receive any investment advisory-related fees or other fees (excluding any cost allocation or expense reimbursement), directly or indirectly, from any investors in the Family Office.

9. Incorporation. For the avoidance of doubt, this Exhibit A is incorporated in the Amended and Restated Employment and Restrictive Covenant Agreement, dated as of January 3, 2023, by and between the Company and Parent, on the one hand, and Executive, on the other hand and the terms of Section 14 thereto shall apply to this Exhibit A.

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EXHIBIT B

EXCISE TAX RULES AND PROCEDURES

1. Either the Company or Executive may request that a determination be made under Section 12 of this Agreement. All determinations required to be made under Section 12 of this Agreement and this Exhibit B shall be made by an accounting firm (the “Accounting Firm”) selected in accordance with Paragraph 2 below. The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the event that results in the potential for an excise tax liability for Executive, which could include but is not limited to a change in control and the subsequent vesting of any cash payments or awards, or Executive’s termination of employment, or such earlier time as is required by the Company. Any such determination by the Accounting Firm shall be binding upon the Company and Executive.

2. The Accounting Firm shall be a public accounting firm proposed by the Company and agreed upon by Executive. If Executive and the Company cannot agree on the firm to serve as the Accounting Firm within ten (10) days after the date on which the Company proposed to Executive a public accounting firm to serve as the Accounting Firm, then Executive and the Company shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Accounting Firm within ten (10) days after being requested by the Company and Executive to make such selection. The Company shall pay the Accounting Firm’s fee.

3. If the Accounting Firm determines that one or more reductions are required under Section 12 of this Agreement, the Accounting Firm shall also determine which Payments shall be reduced to the minimum extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to Executive. The Accounting Firm shall make any reductions required under Section 12 of this Agreement in a manner intended to maximize the net after-tax amount payable to Executive, and to such Payments as may be agreed to by Executive, and/or the later deferral of payment of such Payments, to the extent consistent with Code Sections 409A and 457A, to the extent applicable, and upon such terms as agreed to by Executive, and any such determinations shall make use, to the maximum extent available, of all applicable exemptions from the calculation of “parachute payments”, including “reasonable compensation” valuations in respect of all applicable non-competition covenants.

4. As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Exhibit B, it is possible that amounts will have been paid or distributed to Executive that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to Executive (collectively, the “Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or Executive, which assertion the Accounting Firm believes has a high probability of success, or controlling precedent or substantial authority, that an Overpayment has been made, Executive must repay to the Company, without interest, the amount of the Overpayment. If the Accounting Firm determines, based upon controlling precedent or substantial authority or

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related interaction with the Internal Revenue Service, that an Underpayment has occurred, the Accounting Firm will notify Executive and the Company of that determination and the amount of that Underpayment will be paid to Executive promptly by the Company.

5. The parties will provide the Accounting Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Exhibit B.

6. For the avoidance of doubt, this Exhibit B is incorporated in the Amended and Restated Employment and Restrictive Covenant Agreement, dated as of January 3, 2023, by and between the Company and Parent, on the one hand, and Executive, on the other hand.

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EXHIBIT C

GENERAL RELEASE OF CLAIMS

1. Michael Tiedemann (“Executive”),1 for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration received pursuant to Section 6(b) and (c) of the Amended and Restated Employment and Restrictive Covenant Agreement dated January 3, 2023 to which this release is attached as Exhibit C (the “Employment Agreement”), does hereby release and forever discharge TIG Advisors, LLC (the “Company”), Alvarium Tiedemann Holdings, Inc. (“Parent”), and their respective subsidiaries, affiliated companies, successors and assigns, and each and all of their current or former directors, officers, members, partners, employees, shareholders or agents in such capacities (collectively with the Company and Parent, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment, or for unpaid wages, back pay, commissions, bonuses, incentive pay, vacation pay, legal fees, severance or other compensation; any claims arising under any contracts, express or implied, or any covenant of good faith and fair dealing, express or implied, or fraud and breach of duty, or any legal restrictions on the Company’s right to terminate employees; and any federal, state or other governmental common law, statute, regulation, or ordinance, including without limitation or under any federal, state or local law or regulation, including without limitation claims arising under or relating to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, the Fair Labor Standards Act, the Genetic Information Nondiscrimination Act of 2008, the Worker and Adjustment Retraining Notification Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Rehabilitation Act of 1973, Section 125 of the New York Workers’ Compensation Law, the New York State Constitution, N.Y.S. Senate Bill 8091, the New York City Administrative Code, the New York State and City Human Rights Laws, the New York Labor Law and the New York Constitution, each of the foregoing as amended. Executive acknowledges that the Company hereby advises him to consult with an attorney of his choosing, and through this General Release of Claims hereby advises him to consult with his attorney with respect to possible claims under the ADEA and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans. Without limiting the generality of the release provided above, Executive expressly waives any and all claims under ADEA that he may have as of the date hereof. Executive further understands that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments or benefits pursuant to Section 6(a) of the Employment Agreement, (ii) any rights or claims that may arise as a result of events

[1]	To be executed by Executive’s estate in the event of death.

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occurring after the date this General Release of Claims is executed, (iii) any indemnification rights Executive may have as a former officer or director of Parent, the Company or their respective subsidiaries or affiliated companies, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by Parent, the Company, or their respective subsidiaries or affiliated companies in accordance with the terms of such policy, and (v) any rights as a holder of equity securities of Parent, the Company or their respective subsidiaries or affiliated companies. Nothing contained in this Agreement shall affect any right Executive has to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”) or any other administrative agency with respect to which such right cannot be waived, subject to the restriction that if any such charge is filed, to the fullest extent permitted by law, Executive agrees not to violate the confidentiality provisions of this Agreement. By signing this General Release, Executive further represents and agrees that, to the fullest extent permitted by law, Executive will not be entitled to any personal recovery in any action or proceeding before the EEOC or other administrative agency that may be commenced by Executive or on Executive’s behalf arising out of the matters released hereby, but in no event shall such waiver limit Executive’s right to seek and obtain a whistleblower award from the U.S. Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934.

2. Executive represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, Executive shall not have relinquished his right to commence a Proceeding to challenge whether Executive knowingly and voluntarily waived his rights under ADEA.

3. Executive hereby acknowledges that the Company has informed him that he has up to twenty-one (21)/forty-five (45) days following the date he receives this General Release of Claims to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21)/forty-five (45) day period by signing this General Release of Claims earlier. Executive also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Company. Executive understands that in the event he does not timely execute and return this Agreement to the Company, or if he subsequently revokes this Agreement, he shall not be entitled to and shall not receive any severance benefits from the Company.

4. Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of New York applicable to contracts made and to be performed entirely within such State.

5. Executive acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

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6. This General Release of Claims shall take effect on the eighth day following Executive’s execution of this General Release of Claims unless Executive’s written revocation is delivered to the Company within seven (7) days after such execution.

Dated:             , 20

MICHAEL TIEDEMANN

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